Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-1 of ZBB Energy Corporation of our report dated April 4, 2011, relating to the financial statements of TE Holdings Group, LLC (formerly known as Tier Electronics LLC) as of December 31, 2010 and 2009, and for the year and the eight month period then ended, which appears in the Form 8-K/A of ZBB Energy Corporation dated April 4, 2011, and to the reference to our firm under the heading “Experts” appearing in the Prospectus, which is part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin
April 5, 2011